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February 1, 2016

Littelfuse CFO Phil Franklin to Retire

In planned transition, Meenal Sethna to become his successor

CHICAGO--(BUSINESS WIRE)-- Littelfuse, Inc. (NASDAQ: LFUS) today announced that Philip G. Franklin, executive vice president and chief financial officer, will retire after 17 years of service with the company. Meenal A. Sethna, senior vice president, finance, will succeed Franklin as CFO. Franklin will transition the CFO responsibilities to Ms. Sethna at the end of March and will remain with the company through July in an advisory role.

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Phil Franklin (Photo: Business Wire)

"During Phil's tenure as Littelfuse CFO, revenue grew from $270 million to what we expect will be over $1 billion in 2016, and our market capitalization increased six-fold," said Gordon Hunter, CEO. "Phil has been instrumental in creating significant shareholder returns and shaping our strong financial position and I want to thank Phil for his numerous accomplishments."

"I am proud of what we have achieved at Littelfuse over the past 17 years," said Franklin. "It has been a tremendous team effort by a group of talented and dedicated people who I am privileged to call friends. Together we have built a company that has strong positive momentum and a bright future."

"In her nine months with Littelfuse, Meenal has proven to be a quick study on our business and our key financial processes and has established herself as a leader within the company," said Hunter. "With the time Phil and Meenal have spent together and with the capabilities that Meenal has already demonstrated, I am confident we will have a very smooth transition."

Ms. Sethna, age 46, has served as senior vice president, finance since joining the company in May 2015. Prior to joining Littelfuse, Ms. Sethna spent four years at Illinois Tool Works as vice president and corporate controller. Previous to that, she worked at Motorola Inc. for six years, most recently as vice president, finance. She began her career at Baxter International, holding a variety of finance roles during her tenure. Ms. Sethna is a graduate of the Kellogg School of Management at Northwestern University and the University of Illinois-Urbana, and is a Certified Public Accountant.

About Littelfuse

Founded in 1927, Littelfuse is the world leader in circuit protection with growing global platforms in power control and sensing. The company serves customers in the electronics, automotive and industrial markets with technologies including fuses, semiconductors, polymers, ceramics, relays and sensors. Littelfuse has over 8,000 employees in more than 35 locations throughout the Americas, Europe and Asia. For more information, please visit the Littelfuse website: Littelfuse.com.

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View source version on businesswire.com: http://www.businesswire.com/news/home/20160201005254/en/

Littelfuse, Inc.
Phil Franklin
Executive Vice President and CFO
(773) 628-0810

Source: Littelfuse, Inc.